UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 14, 2008

Jones Soda Co.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

0-28820	91-1696175
(Commission File Number)	(IRS Employer Identification No.)

234 Ninth Avenue North, Seattle, Washington	98109
(Address of Principal Executive Offices)	(Zip Code)

(206) 624-3357

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 18, 2008, Jones Soda Co. (the "Company") announced that Hassan Natha has left his position as the Company's Chief Financial Officer effective August 14, 2008. Mr. Natha's employment with the Company will terminate on September 14, 2008, and Mr. Natha will be available to provide transition services to the Company through that date. On August 18, 2008, the Company entered into a Separation Agreement and Release (the "Separation Agreement") with Mr. Natha to address the terms of his departure. The Company and Mr. Natha are also parties to an Employment Agreement dated January 1, 2007 (the "Employment Agreement") pursuant to which Mr. Natha is entitled to certain severance benefits in the event his service to the Company was terminated without cause (as defined in the Employment Agreement). The Separation Agreement is consistent with the Employment Agreement. The Separation Agreement provides for a general release of all claims by Mr. Natha against the Company and the payment of the Company's obligations under the Employment Agreement.

On August 15, 2008, the Company entered into an employment offer letter with Michael R. O'Brien, pursuant to which Mr. O'Brien will serve as the Company's Chief Financial Officer effective September 2, 2008. The offer letter was approved by the Company's Board of Directors (the "Board"), on the recommendation of the Compensation and Governance Committee of the Board (the "Committee").

Mr. O'Brien, age 42, served as Chief Financial Officer of Pyramid Breweries, Inc., a craft beer brewer, from September 2006 until August 2008. Prior to that, Mr. O'Brien served as Chief Financial Officer of Medisystems Corporation, a designer and manufacturer of disposable medical devices, from 2002 until September 2006. Mr. O'Brien earned a Bachelor of Arts degree in accounting from Western Washington University and a Masters of Business Administration degree from Seattle University. Mr. O'Brien is also a certified public accountant.

Under the terms of the offer letter, Mr. O'Brien's annual base salary will be $200,000. He will be eligible for a bonus under the terms and conditions of the bonus plan to be approved for him by the Committee. His annual bonus will be set at 35% of his annual salary based on 100% achievement of the goals to be established for him under the bonus plan, with the possibility of earning higher bonus amounts in successive increments if he exceeds the goals established under the bonus plan. In addition, Mr. O'Brien will be granted a stock option to purchase 40,000 shares of the Company's common stock, which will have an exercise price equal to the closing price of the Company's common stock on the date of grant, and 2,000 shares of restricted stock. Both the stock option and the restricted stock will vest in equal installments every six months over forty-two months commencing September 2, 2008. Mr. O'Brien will also receive an annual stock option to purchase 40,000 shares of the Company's common stock. Finally, Mr. O'Brien is entitled to participate in customary health and retirement plans available to the Company's employees.

The offer letter also provides Mr. O'Brien with severance and change in control benefits, as follows. If Mr. O'Brien is terminated without cause (as defined in the offer letter) after 90 days of employment or if he is terminated without cause at any time after a material change in his reporting structure, Mr. O'Brien will receive six months of his then-current base salary (payable in equal installments) as a severance benefit. If he is terminated without cause after more than 12 months of employment or if he is terminated without cause in connection with a "Corporate Transaction" (as defined in the Company's 2002 Stock Option and Restricted Stock Plan), then he will receive 12 months of his then-current base salary (payable in equal installments) as a severance benefit, as well as an amount equal to the last target bonus he received (payable in a lump sum within 90 days of his termination), 12 months of COBRA benefits for himself and his family and the immediate vesting of the unvested portion of his outstanding stock options and restricted stock.

The description of the offer letter contained in this report is qualified in its entirety by reference to the full text of the offer letter, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the press release announcing these management changes is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1 Employment Offer Letter between Michael R. O'Brien and Jones Soda Co., dated August 15, 2008

99.1 Press release, dated August 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES SODA CO. (Registrant)

Date: August 18, 2008	By:	/s/ Stephen C. Jones
Stephen C. Jones Chief Executive Officer